Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on September 12, 2017

Registration Statement No. 333-207859-08

*PRICING DETAILS* $970.22mm GMALT 2017-3 (Auto Lease)

Joint Leads: J.P. Morgan (struc), Credit Agricole, Goldman Sachs, RBC

Co-Managers: BMO, CIBC, Lloyds, Mizuho, NatWest

CL	AMT($MM)	WAL	MDY/F	WIN	E.FIN	L.FIN	PRICED	YLD%	CPN%	$PX

A-1	134.000	0.29	P-1/F1+	1-7	04/18	09/18		1.350	1.35	100.00000
A-2-A	200.000	1.23	Aaa/AAA	7-20	05/19	01/20	EDSF+24	1.731	1.72	99.99419
A-2-B	150.000	1.23	Aaa/AAA	7-20	05/19	01/20	1ML+24			100.00000
A-3	310.000	1.99	Aaa/AAA	20-28	01/20	11/20	EDSF+44	2.021	2.01	99.99503
A-4	84.700	2.41	Aaa/AAA	28-30	03/20	09/21	IntS+53	2.133	2.12	99.99157
B	47.420	2.56	Aa2/AA	30-31	04/20	09/21	IntS+80	2.417	2.40	99.98781
C	44.100	2.68	A2/A	31-33	06/20	09/21	IntS+112	2.749	2.73	99.99126
D	29.980	2.75	**RETAINED**

BILL & DELIVER:	J.P. MORGAN	BBG TICKER:	GMALT 2017-3
REGISTRATION:	SEC Registered	EXPECTED RATINGS:	Moody’s, Fitch
EXPECTED SETTLE:	09/20/2017	FIRST PAY DATE :	10/20/2017
ERISA ELIGIBLE:	YES	EXPECTED PRICING:	Priced
MINIMUM DENOMS:	1k x 1k	PXG SPEED:	100 PPC to Maturity

CUSIPS:	A-1 38013BAA8/	A-2-A 38013BAB6/	A-2-B 38013BAC4/
A-3 38013BAD2/	A-4 38013BAE0/	B 38013BAF7/	C 38013BAG5

AVAILABLE INFORMATION

* Preliminary Prospectus (attached)

* Ratings FWP (attached)

* DealRoadshow.com: GMALT173

* IntexNet/CDI (via separate message)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.